STOCK PURCHASE AGREEMENT

between

ELGIN NATIONAL INDUSTRIES, INC.
("Seller")

and

Hallmark Holdings, Inc.
("Purchaser")



April 5, 1995



TABLE OF CONTENTS



Page

ARTICLE I    DEFINITIONS . . . . . . . . . . .  1

         "Accounting Conventions". . . . . . .  1
         "Agreement" . . . . . . . . . . . . .  1
         "Balance Sheet" . . . . . . . . . . .  1
         "Benefit Plans" . . . . . . . . . . .  1
         "BHC" . . . . . . . . . . . . . . . .  1
         "Business". . . . . . . . . . . . . .  1
         "Chicago Dearborn". . . . . . . . . .  1
         "Closing" . . . . . . . . . . . . . .  1
         "Closing Balance Sheet" . . . . . . .  1
         "Closing Date". . . . . . . . . . . .  2
         "Code". . . . . . . . . . . . . . . .  2
         "Company" . . . . . . . . . . . . . .  2
         "Confidentiality Agreement" . . . . .  2
         "Continental" means Continental Bank N.A.
         (currently Bank of America Illinois),
         individually and as agent under the Credit
         Agreement dated September 24, 1993.

         "Elgin Consolidated Group". . . . . .  2
         "Elgin Guarantees". . . . . . . . . .  2
         "Elgin Plans" . . . . . . . . . . . .  2
         "Employee Pension Benefit Plans". . .  2
         "Environmental Laws". . . . . . . . .  2
         "ERISA" . . . . . . . . . . . . . . .  3
         "Escrow Account". . . . . . . . . . .  3
         "Estimated Closing Balance Sheet" . .  3
         "Financial Statements". . . . . . . .  3
         "GAAP". . . . . . . . . . . . . . . .  3
         "Hazardous Material". . . . . . . . .  3
         "HMO" . . . . . . . . . . . . . . . .  3
         "Household" . . . . . . . . . . . . .  3
         "Household International Stock Purchase
         Agreement". . . . . . . . . . . . . .  3
         "HSR Act" . . . . . . . . . . . . . .  3
         "Initial Purchase Price". . . . . . .  3
         "Intellectual Property" . . . . . . .  3
         "Inventory" . . . . . . . . . . . . .  4
         "IRS" . . . . . . . . . . . . . . . .  4
         "Jamison Noncompetition Agreement". .  4
         "Jupiter" . . . . . . . . . . . . . .  4
         "Jupiter Stock Purchase Agreement". .  4
         "Law" . . . . . . . . . . . . . . . .  4
         "Leased Real Property". . . . . . . .  4
         "Life Investors". . . . . . . . . . .  4
         "Loss" or "Losses". . . . . . . . . .  4
         "Material Contracts". . . . . . . . .  4
      "Multiemployer Plans". . . . . . . . . .  5
      "Net Investment Value" . . . . . . . . .  5
      "Net Investment Value Adjustment Escrow
      Deposit" . . . . . . . . . . . . . . . .  5
      "PBGC" . . . . . . . . . . . . . . . . .  5
      "Permitted Exceptions" . . . . . . . . .  5
      "Person" . . . . . . . . . . . . . . . .  5
      "Post-Closing Adjustment". . . . . . . .  5
      "Purchase Price" . . . . . . . . . . . .  5
      "Purchaser". . . . . . . . . . . . . . .  5
      "Purchaser Plans"  . . . . . . . . . . .  5
      "Real Property". . . . . . . . . . . . .  5
      "Regulations". . . . . . . . . . . . . .  6
      "Reports". . . . . . . . . . . . . . . .  6
      "Ross Noncompetition Agreement". . . . .  6
      "Securities Act" . . . . . . . . . . . .  6
      "Seller" . . . . . . . . . . . . . . . .  6
      "Seller Group" . . . . . . . . . . . . .  6
      "Seller Tax Period". . . . . . . . . . .  6
      "Stock". . . . . . . . . . . . . . . . .  6
      "Taxes". . . . . . . . . . . . . . . . .  6
      "Territory". . . . . . . . . . . . . . .  6
      "Third Party Action" . . . . . . . . . . .7
      "Title Commitment" . . . . . . . . . . . .7
      "Title Company". . . . . . . . . . . . .  7
      "Title Policy" . . . . . . . . . . . . .  7
      "Use". . . . . . . . . . . . . . . . . .  7

      ARTICLE II PURCHASE AND SALE . . . . . .  8

      2.1    Acquisition of Stock. . . . . . .  8
      2.2    Payment at Closing. . . . . . . .  8
      2.3    Balance Sheet Reconciliation. . .  8

      ARTICLE III REPRESENTATIONS AND WARRANTIES
      OF SELLER. . . . . . . . . . . . . . . . 11
      3.1    Authority . . . . . . . . . . . . 11
      3.2    Capitalization; Seller's Ownership
      of Shares. . . . . . . . . . . . . . . . 12
      3.3    The Company . . . . . . . . . . . 12
      3.4    Subsidiaries. . . . . . . . . . . 13
      3.5    Title to Properties . . . . . . . 14
      3.6    Real Property . . . . . . . . . . 14
      3.7    Leases. . . . . . . . . . . . . . 15
      3.8    Intellectual Property . . . . . . 15
      3.9    Financial Statements. . . . . . . 16
      3.10   No Disposition of Assets. . . . . 16
      3.11   No Adverse Change . . . . . . . . 16
      3.12   Tax Matters . . . . . . . . . . . 17
      3.13   Litigation. . . . . . . . . . . . 17
      3.14   No Violations of Law. . . . . . . 18
      3.15   ERISA and Related Matters . . . . 18
      3.16   Contracts . . . . . . . . . . . . 21
      3.17   Brokers, Etc. . . . . . . . . . . 21
      3.18   Insurance . . . . . . . . . . . . 21
      3.19   Employees . . . . . . . . . . . . 21
      3.20   Environmental . . . . . . . . . . 22
      3.21   Inventory . . . . . . . . . . . . 23
      3.22   Affiliate Transactions. . . . . . 23
      3.23   Accounts Receivable . . . . . . . 24
      3.24   Condition of Assets . . . . . . . 24
      3.25   Knowledge . . . . . . . . . . . . 24
      3.26   Certain Contracts . . . . . . . . 24
      3.27   Accuracy and Completeness of
      Statements . . . . . . . . . . . . . . . 24


      ARTICLE IV  REPRESENTATIONS AND WARRANTIES
      OF PURCHASER . . . . . . . . . . . . . . 25

      4.1    Authority of Purchaser. . . . . . 25
      4.2    Brokers, Etc. . . . . . . . . . . 26
      4.3    Knowledge . . . . . . . . . . . . 26
      4.4    Securities. . . . . . . . . . . . 26
      4.5    Financing . . . . . . . . . . . . 26


      ARTICLE V  COVENANTS OF SELLER . . . . . 26

      5.1    Payment of Taxes. . . . . . . . . 26
      5.2    Non-Competition, Non-Solicitation
      and Confidentiality Covenants of Seller. 26
      5.3    Real Property Requirements. . . . 28
      5.4    Leased Real Estate Requirements . 29


      ARTICLE VI  COVENANTS OF PURCHASER . . . 30

      6.1    Confidentiality . . . . . . . . . 30
      6.2    Benefit Plans . . . . . . . . . . 30
      6.3    Full Access . . . . . . . . . . . 30
      6.4    Insurance . . . . . . . . . . . . 31
      6.5    Use of Name . . . . . . . . . . . 31




      ARTICLE VII  CONDITIONS PRECEDENT TO
      OBLIGATIONS
        OF PURCHASER . . . . . . . . . . . . . 31

      7.1    Warranties True . . . . . . . . . 31
      7.2    Compliance with Agreements and
      Covenants. . . . . . . . . . . . . . . . 31
      7.3    Consents and Approvals. . . . . . 32
      7.4    Injunctions . . . . . . . . . . . 32
      7.5    Deliveries by Seller. . . . . . . 32
      7.6    Continental Releases. . . . . . . 32


ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF
             SELLER. . . . . . . . . . . . . . 32

      8.1    Warranties True . . . . . . . . . 32
      8.2    Compliance with Agreements and
      Covenants. . . . . . . . . . . . . . . . 32
      8.3    Consents and Approvals. . . . . . 32
      8.4    Injunctions . . . . . . . . . . . 32
      8.5    Deliveries by Purchaser . . . . . 33
      8.6    Continental Releases. . . . . . . 33

      ARTICLE IX  CLOSING. . . . . . . . . . . 33

      9.1    Closing . . . . . . . . . . . . . 33
      9.2    Seller's Deliveries . . . . . . . 33
      9.3    Purchaser's Deliveries. . . . . . 34

      ARTICLE X SURVIVAL AND INDEMNIFICATION . 34

      10.1   Survival. . . . . . . . . . . . . 34
      10.2   Indemnification by Seller . . . . 35
      10.3   Indemnification by Purchaser. . . 37
      10.4   Calculations. . . . . . . . . . . 38

      ARTICLE XI  [INTENTIONALLY OMITTED]. . . 38

      ARTICLE XII  TAXES . . . . . . . . . . . 38

      12.1   Filing Tax Returns; Payment of
      Taxes. . . . . . . . . . . . . . . . . . 38
      12.2   Tax Benefits. . . . . . . . . . . 39
      12.3   Section 338(h)(10) Election . . . 40
      12.4   Tax Cooperation . . . . . . . . . 40

      ARTICLE XIII  MISCELLANEOUS. . . . . . . 41

      13.1   Expenses. . . . . . . . . . . . . 41
      13.2   Amendment . . . . . . . . . . . . 41
      13.3   Notices . . . . . . . . . . . . . 41
      13.4   Waivers . . . . . . . . . . . . . 42
      13.5   Counterparts. . . . . . . . . . . 42
      13.6   Headings. . . . . . . . . . . . . 42
      13.7   Applicable Law. . . . . . . . . . 42
      13.8   Assignment. . . . . . . . . . . . 42
      13.9   No Third Party Beneficiaries. . . 43
      13.10  Forum . . . . . . . . . . . . . . 43
      13.11  Schedules . . . . . . . . . . . . 43
      13.12  Incorporation . . . . . . . . . . 43
      13.13  Complete Agreement. . . . . . . . 43
      13.14  Disclaimer. . . . . . . . . . . . 43
      13.15  Knowledge Defined . . . . . . . . 44







SCHEDULES:

    Schedule 3.1   --  Authority of Seller
    Schedule 3.2   --  Title to Stock
    Schedule 3.3   --  Incumbent Directors & Officers
    Schedule 3.4   --  Subsidiaries
    Schedule 3.5   --  Encumbrances, etc. to
                       Properties
    Schedule 3.6   --  Real Property
    Schedule 3.7   --  Leases
    Schedule 3.8   --  Intellectual Property
    Schedule 3.9   --  Financial Statements
    Schedule 3.10  --  No Disposition of Assets
    Schedule 3.11  --  No Adverse Change
    Schedule 3.12  --  Tax Matters
    Schedule 3.13  --  Litigation
    Schedule 3.14  --  Compliance with Law
    Schedule 3.15  --  ERISA and Related Matters
    Schedule 3.16  --  Contracts
    Schedule 3.18  --  Insurance
    Schedule 3.19  --  Employees
    Schedule 3.20  --  Environmental
    Schedule 3.21  --  Inventory
    Schedule 3.22  --  Affiliate Transactions
    Schedule 3.23  --  Accounts Receivable
    Schedule 4.1   --  Authority of Purchaser
    Schedule 12.3  --  Allocation of Purchase Price
    Schedule 13.15(a)  Knowledge of Seller
    Schedule 13.15(b)  Knowledge of Purchaser


EXHIBITS:

Exhibit A  -- Accounting Conventions
Exhibit B  -- Confidentiality Agreement
Exhibit C     -- [Intentionally Omitted]
Exhibit D  -- Opinion of Seller's Counsel
Exhibit E-1        -- Assignment Re: Jupiter Stock Purchase
                   Agreement
Exhibit E-2        -- Assignment Re: Jamison Noncompetition
                   Agreement
Exhibit E-3        -- Assignment Re: Ross Noncompetition
Agreement
Exhibit F  -- Opinion of Purchaser's Counsel
Exhibit G  -- Waiver


STOCK PURCHASE AGREEMENT

    THIS STOCK PURCHASE AGREEMENT is entered into on the 5th day of April, 1995, to be effective as of March 31, 1995, between Elgin National Industries, Inc., a Delaware corporation ("Seller"), and Hallmark Holdings, Inc., a
Delaware corporation ("Purchaser").

IT IS AGREED as follows:

ARTICLE I

DEFINITIONS

    The following terms shall have the following meanings:

    "Accounting Conventions" means the accounting procedures, assumptions, rules and permitted deviations from GAAP acknowledged by the parties and set forth on Exhibit A attached hereto, which Accounting Conventions were used by Seller in connection with the preparation of the Balance Sheet and are to be used by Seller in connection with the preparation of the Estimated Closing Balance Sheet and the Closing Balance Sheet.

    "Agreement" means this Stock Purchase Agreement, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

    "Balance Sheet" means the unaudited consolidated pro forma balance sheet of the Company as of June 30, 1994, including the notes thereto.

    "Benefit Plans" means employee welfare benefit plans, employee pension benefit plans and multiemployer plans as defined in Sections 3(1), 3(2) and 3(37), respectively, of ERISA.

    "BHC" means Bowles Hollowell Conner & Co.

    "Business" means the business of designing, developing, manufacturing, marketing, promoting, distributing and selling electronic parts and accessories and non-powered hand tools, as such business is conducted by the Company and its subsidiaries on the Closing Date.

    "Chicago Dearborn" means The Chicago Dearborn Company.

    "Closing" shall have the meaning set forth in Section
2.2 below.

    "Closing Balance Sheet" shall have the meaning set forth in Section 2.3 below.

    "Closing Date" shall have the meaning set forth in
Section 9.1 below.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Company" means GC Thorsen, Inc., a Delaware corporation.

    "Confidentiality Agreement" means that certain Letter
Agreement dated August 5, 1994, a copy of which is set forth on Exhibit B attached hereto.

    "Continental" means Continental Bank N.A. (currently
Bank of America Illinois), individually and as agent under the Credit Agreement dated September 24, 1993.

    "Elgin Consolidated Group" means the affiliated group
(as defined in Section 1504(a) of the Code) of which Seller, the Company and its subsidiaries are members.

    "Elgin Guarantees" mean the guarantees, agreements, pledges, mortgages, letters of credits, bonds and similar instruments of Seller guaranteeing or securing liabilities of the Company or its subsidiaries and designated as such on
Schedule 3.22.

    "Elgin Plans" shall have the meaning set forth in
Section 3.15 below.

    "Employee Pension Benefit Plans" shall have the meaning set forth in Section 3.15 below.

    "Environmental Laws" mean all applicable Federal, state or local Laws relating primarily to pollution or protection of the environment, as such laws exist on the Closing Date, including, without limitation, Laws relating to emissions, discharges or releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (including, without limitation, Hazardous Materials) into the indoor or outdoor environment (including, without limitation, ambient air, surface water, ground water or land), or otherwise relating primarily to the manufacture, use, treatment, storage, transportation or disposal of Hazardous Materials, including, but not limited to, the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; state and federal super lien and environmental cleanup programs; and U.S. Department of Transportation regulations applicable to the transportation of Hazardous Materials.

    "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

    "Escrow Account" shall have the meaning set forth in this Article I within the definition of "Net Investment
Value Adjustment Escrow Deposit."

    "Estimated Closing Balance Sheet" shall mean the unaudited consolidated pro forma balance sheet of the Company dated as of February 28, 1995, including the notes thereto, which has been delivered to Purchaser.

    "Financial Statements" means the Balance Sheet and the unaudited pro forma statement of income of the Company for the six-month period ended June 30, 1994, including the notes thereto.

    "GAAP" shall have the meaning set forth in Section 3.9 below.

    "Hazardous Material" means any substance which is defined as a hazardous substance, hazardous material, hazardous chemical, hazardous waste, pollutant or contaminant under any Environmental Law, or any substance which is regulated under any Environmental Law.

    "HMO" means HMO, Inc., a Delaware corporation, being a wholly owned subsidiary of the Company.

    "Household" means Household International, Inc., a
Delaware corporation.

    "Household International Stock Purchase Agreement" means that certain Stock Purchase Agreement entered into by and between Household and Jupiter, dated as of June 30, 1989, as amended by the amendments thereto dated August 1, 1989 and December 18, 1989.

    "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

    "Initial Purchase Price" means an amount equal to
Twenty-Three Million Three Hundred Eighty Thousand Dollars
($23,380,000)

    "Intellectual Property" means all of the Company's
(and its subsidiaries') domestic and foreign:

           (a)     trade names, trademarks, brand
    names, copyrights and service marks, all applications pertaining thereto and all goodwill associated therewith, including, without limitation, any rights to royalties and other payments with respect to, and all rights to sue for past infringements of, any of the foregoing;

           (b)     patents and patent applications, all
    inventions pertaining thereto, any rights to royalties and other payments with respect thereto, and all rights to sue for past infringements of any of the foregoing; and

           (c)     all registered and unregistered
    copyrights, computer programs and data bases.

    "Inventory" means all inventory of the Company and its subsidiaries, including, without limitation, work-in-process, raw materials, finished goods and supplies.

    "IRS" means the Internal Revenue Service.

    "Jamison Noncompetition Agreement" means that certain Noncompetition Agreement dated as of September 24, 1993 between ENI Acquisition Corp., a Delaware corporation, and C.H. Jamison, as amended by the amendment thereto dated June 15, 1994.

    "Jupiter" means The Jupiter Corporation, a Delaware corporation.

    "Jupiter Stock Purchase Agreement" means that certain
Stock Purchase Agreement dated September 15, 1993 by and between Jupiter and ENI Acquisition Corp., a Delaware corporation, as amended by the amendments thereto dated
September 24, 1993 and June 15, 1994.

    "Law" means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed to or imposed by any court or other governmental authority or body.

    "Leased Real Property" means the HMO office/warehouse located at No. 12-29, Ding Liao, Pa Li Hsoing, Taipei,
Taiwan and the HMO general manager's residence located at No. 22, Lane 130, Chung Chen Rd., Taipei, Taiwan.

    "Life Investors" means Life Investors Insurance
Company of America.

    "Loss" or "Losses" mean any and all damages, losses, actions, proceedings, causes of action, obligations, liabilities, claims, encumbrances, penalties, demands, assessments, judgments, costs and expenses including, without limitation, court costs and reasonable attorneys' and consultants' fees and costs of litigation.

    "Material Contracts" means all written or oral: (a) loan agreements, guarantees, joint venture agreements, purchase orders and any other purchase and sale agreements, sales representative agreements, distributor agreements, manufacturing or service agreements, employment agreements, agreements or arrangements relating to containers in transit and any other agreements of the Company or any of its subsidiaries or by which any of them are bound; and (b) non-competition agreements of the Company or any of its subsidiaries or by which any of them are bound; provided, however, that "Material Contracts" shall not include any of the foregoing referred to in subsection (a) that in fact do not, or that could not, by their terms, require or provide for payment of an amount in excess of Fifty Thousand Dollars
($50,000).

    "Multiemployer Plans" shall have the meaning set forth in Section 3.15 below.

    "Net Investment Value" means the Net Investment Value of the Company and its consolidated subsidiaries set forth on the Balance Sheet, the Estimated Closing Balance Sheet and the Closing Balance Sheet, as the case may be, calculated in accordance with GAAP as modified by the Accounting Conventions.

    "Net Investment Value Adjustment Escrow Deposit" means One Million Dollars ($1,000,000) to be paid by Purchaser at Closing into an interest-bearing joint dual signature account (the "Escrow Account") at Bank of America Illinois, the costs and fees of which shall be borne equally by Seller and Purchaser.

    "PBGC" means the Pension Benefit Guaranty Corporation.

    "Permitted Exceptions" shall have the meaning set forth in Section 5.3(a).

    "Person" means any individual, corporation, partnership, association, limited liability company, trust, governmental or quasi-governmental authority or body or other entity or organization.

    "Post-Closing Adjustment" shall have the meaning set forth in Section 2.3 below. The Post-Closing Adjustment may be a positive or negative amount (i.e., either running in favor of Seller or Purchaser).

    "Purchase Price" means the sum of, or the difference between, as the case may be, the Initial Purchase Price and the Post-Closing Adjustment.

    "Purchaser" shall have the meaning specified in the preamble hereof.

    "Purchaser Plans" shall have the meaning set forth in
Section 6.2 below.

    "Real Property" shall have the meaning set forth in
Section 3.6 below.

    "Regulations" means the Treasury Regulations promulgated under the Code.

    "Reports" shall have the meaning set forth in Section
3.20 below.

    "Ross Noncompetition Agreement" means that certain
Noncompetition Agreement dated as of September 24, 1993, between ENI Acquisition Corp., a Delaware corporation, and Edward W. Ross, as amended by the amendment thereto dated
June 15, 1994.

    "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    "Seller" shall have the meaning specified in the preamble hereof.

    "Seller Group" shall have the meaning set forth in
Section 5.2 below.

    "Seller Tax Period" means the period (including all prior taxable years) ending on and including the Closing
Date.

    "Stock" means the 840 shares of common stock, $.01 par value, of the Company, represented by certificate number 13, comprising all of the issued and outstanding shares of capital stock of the Company.

    "Taxes" mean all taxes, charges, fees, duties, levies or other assessments, including (without limitation) income, gross receipts, capital stock, net proceeds, ad valorem, turnover, real, personal and other property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, unitary, severance and employees' income withholding, unemployment and Social Security taxes, duties, assessments and charges (including the recapture of any tax items such as investment tax credits), which are imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including, without limitation, any interest, penalties or additions to tax related thereto imposed by any taxing authority (including any interest or penalties with respect to such Taxes), it being understood that any Taxes, penalties or interest attributable to the operations of the Company and its subsidiaries (including, without limitation, penalties or interest payable as a result of an audit of any tax return) shall be deemed to have accrued in the period to which such Taxes, penalties or interest are attributable.

    "Territory" means (a) the United States (including
Alaska and Hawaii), (b) Taiwan, Canada and Mexico and (c) any other country in which either the Company or one of its subsidiaries has sold products of the Business during the one (1) year period immediately preceding, and ending on, the Closing Date; provided, that such sales in such country during such one (1) year period resulted in gross revenues to the Company or such subsidiary in excess of $25,000.

    "Third Party Action" means any notice, inquiry, investigation, cleanup, removal or remediation by any Federal, state or local governmental authority or any other third party (other than the Company or any of its affiliates or employees)(hereinafter, "Third Parties") concerning the presence of Hazardous Materials at any location whatsoever, including, but not limited to, (i) placement of any real property, site, or facility on the Comprehensive Environmental Response and Liability Information System ("CERCLIS"), the National Priority List ("NPL"), any state or local equivalent of CERCLIS or the NPL or any list of facilities potentially subject to corrective action pursuant to the Resource Conservation and Recovery Act or the state equivalent or to underground storage tank release investigation, removal or remediation requirements; (ii) issuance to Purchaser, its affiliates, Seller, its affiliates, the Company, or its affiliates by any Third Party of any request for information pursuant to any Environmental Law, including but not limited to requests pursuant to 42 U.S.C. 9604(e) or 6927; (iii) commencement by any Third Party of any inquiry, investigation, cleanup, removal or remediation, or issuance by any Third Party of any written notice in connection with Hazardous Materials at any location whatsoever; and (iv) any written request made by any Third Party to Purchaser, its affiliates, Seller, its affiliates, the Company, or its affiliates to provide information concerning the presence of Hazardous Materials at any location or take any action to investigate, remove, remediate or clean up Hazardous Materials at any location.

    "Title Commitment" shall have the meaning set forth in
Section 5.3(a) below.

    "Title Company" shall have the meaning set forth in
Section 5.3(a) below.

    "Title Policy" shall have the meaning set forth in
Section 5.3(a) below.

    "Use" shall have the meaning set forth in Section 3.20 below.

ARTICLE

ARTICLE II

PURCHASE AND SALE

    2.1 Acquisition of Stock. All as provided herein and subject to the terms and conditions hereof, at the Closing Seller shall sell, assign and deliver to Purchaser, and Purchaser shall purchase and take assignment and delivery of, the Stock.

    2.2 Payment at Closing. Subject to the terms and conditions hereof, at the closing of the transactions contemplated hereby (the "Closing"), Purchaser shall pay, by wire transfer of same-day funds:

    (a) $17,656,386.11 to Seller's account no. 73-04781 at Bank of America, ABA # 0710000039;

    (b)    $348,861.24 to BHC's account no. 2070498150299
at First Union National Bank, ABA # 053000219 (such payment being made on behalf of Seller);

    (c) $4,374,752.65 to Life Investors' account no. 71-01201 at Bank of America, ABA # 0710000039 (such wire transfer shall reference loan number 4691) (such payment being made at the direction of Seller); and

    (d)    the Net Investment Value Adjustment Escrow
Deposit into the Escrow Account.

    2.3    Balance Sheet Reconciliation.

    Closing Balance Sheet. Within 60 days following the Closing Date, Seller shall deliver to Purchaser a pro forma consolidated balance sheet for the Company and its subsidiaries dated as of March 31, 1995 (as the same may be adjusted pursuant to Section 2.3(b), the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared by Seller, at its own expense with the assistance of personnel of the Company and its subsidiaries as may be reasonably requested by Seller (so as not to unduly disrupt the normal course of operations of the Company and its subsidiaries). The Closing Balance Sheet shall be prepared in accordance with the past practices of the Company and pursuant to and in a manner consistent with the Accounting Conventions and reviewed and reported on as a special purpose balance sheet in accordance with the Accounting Conventions and this Agreement by Seller's independent certified public accountants. It is understood that the Estimated Closing Balance Sheet and the Closing Balance Sheet shall value the asset designated "Other Assets-Non-Compete" at Two Million Three Hundred Fifteen Thousand Dollars ($2,315,000) and shall not reflect any amounts that may be or become payable under retention bonus agreements, notwithstanding that the payment of such amounts shall be the responsibility of Purchaser (and the Company) after the Closing. Seller shall permit Purchaser's accountants and outside auditors access to and review of all work papers and other pertinent information requested from time to time and used in connection with the preparation of the Closing Balance Sheet. The Closing Balance Sheet shall fairly present the consolidated financial condition of the Company and its subsidiaries as of the close of business on March 31, 1995, determined in accordance with GAAP, as modified by the Accounting Conventions. Purchaser acknowledges that its representatives witnessed the physical inventory count of the Company conducted on October 27, 28, 29 and 30, 1994 and agrees that the Company's normal book inventory determined using procedures normally used for month end inventory between physical inventories shall constitute the basis for the inventory to be used in preparing the Closing Balance Sheet. There has been no separate physical inventory count conducted prior to Closing for the preparation of the Estimated Closing Balance Sheet and the Closing Balance Sheet.

    (b) Disputes. If Purchaser notifies Seller in writing within thirty (30) days after receipt of the Closing
Balance Sheet that Purchaser disagrees with the consolidated
Net Investment Value shown thereon and states with reasonable specificity in such notice the basis for such disagreement, Seller and Purchaser shall attempt in good faith to resolve such dispute. In connection therewith, Seller shall (i) deliver to Purchaser, at the time of the delivery of the Closing Balance Sheet, all of its auditors' work papers used in connection with the preparation of the Closing Balance Sheet and (ii) promptly make available to Purchaser any other pertinent information requested by Purchaser. If the parties are unable to resolve such dispute within twenty (20) days after Seller's receipt of such notice, such dispute shall be submitted for arbitration to a certified public accounting firm mutually acceptable to Seller and Purchaser (or, if the parties cannot agree on such an arbitrating accounting firm, to the Chicago office of Price Waterhouse) for the purpose of resolving the dispute set forth in such notice. Any portion of the Post-Closing Adjustment that is not in dispute shall be paid as set forth in subsection (c) below, regardless of the pendency of such dispute. Such arbitrating public accounting firm shall review and decide the issue or issues which are the subject of such dispute as specified in such notice within 30 days after such submission, and the decision of such arbitrating accounting firm, which shall be set forth in writing and delivered to Seller and Purchaser, shall be final and binding on Seller and Purchaser, and the Closing Balance Sheet and consolidated Net Investment Value reflected thereon, as adjusted to reflect the determination(s) of the arbitrating accounting firm, shall be immediately deemed reissued, and shall constitute the "Closing Balance Sheet" and consolidated "Net Investment
Value" as of March 31, 1995 immediately thereafter. The fees and costs of such arbitrating public accounting firm shall be borne equally by Purchaser and Seller.

    (c) Adjustment. The Purchase Price shall be increased by the amount that the consolidated Net Investment Value as shown on the Closing Balance Sheet is greater, and shall be reduced by the amount that the consolidated Net Investment Value as shown on the Closing Balance Sheet is less, than the consolidated Net Investment Value as shown on the Estimated Closing Balance Sheet, in either case together with simple interest thereon from the Closing Date through the applicable date of payment at the rate of 10% per annum (such increase or decrease, together with such interest, being referred to herein as the "Post-Closing Adjustment"). Any such increase or reduction in the Purchase Price shall be remitted by wire transfer of same-day funds, not later than the fifteenth day after delivery to Purchaser of the Closing Balance Sheet (unless, with respect to any disputed amounts, Purchaser shall have timely notified Seller of a dispute pursuant to Section 2.3(b)), to an account that Seller shall designate to Purchaser or Purchaser shall designate to Seller, as the case may be, in each case in the manner set forth in clauses (d) (i), (ii) and (iii) below. If Purchaser timely notifies Seller of a dispute pursuant to
Section 2.3(b), the disputed portion of such reduction or increase shall be remitted by the appropriate party within ten (10) days after delivery to the parties of the decision of the arbitrating public accounting firm to which such dispute is submitted pursuant to Section 2.3(b).

    (d) Payment of Post-Closing Adjustment. The payment of the Post-Closing Adjustment and disbursement of the Escrow Account shall be made as follows:

           (i)  if the Post-Closing Adjustment is a
    positive number (i.e., runs in favor of Seller), there shall be disbursed to Seller the Net Investment Value
    Adjustment Escrow Deposit together with the aggregate amount of interest credited to the Escrow Account, and Purchaser shall pay to Seller the amount of the Post-Closing Adjustment.

           (ii)  If the Post-Closing Adjustment is a
    negative number (i.e., runs in favor of Purchaser), there shall be disbursed to Purchaser from the Escrow
    Account the amount of the Post-Closing Adjustment, in satisfaction thereof. To the extent that any funds remain in the Escrow Account after such disbursement due to Purchaser, such remaining funds shall be remitted to Seller. To the extent that the amount in the Escrow Account is insufficient to pay the full amount of the Post-Closing Adjustment due to Purchaser, Seller shall pay any remaining amounts due to Purchaser with respect to the Post-Closing
    Adjustment from Seller's own funds.

           (iii)  Purchaser and Seller shall execute and
    deliver the joint directions necessary to effect the payments required under this Section 2, in accordance with the provisions of any separate agreements (which shall be acceptable to Purchaser and Seller) with Bank of America Illinois, establishing the Escrow Account.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller represents and warrants to Purchaser as follows:

    3.1 Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and to enter into this Agreement and to carry out the transactions contemplated herein. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate action.
This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as may be limited by: (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally; or (b) legal and equitable limitations on the availability of specific remedies. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and performance by Seller of its obligations hereunder, assuming the receipt of consents and waivers listed in Schedule 3.1, will not: (i) violate or conflict with any term, condition or provision of: (A) the Certificate of Incorporation or By-laws of Seller, the Company or any of the Company's subsidiaries, (B) any agreement, lease, instrument, mortgage, order, arbitration award, judgment, license, franchise or decree to which Seller, the Company or any of the Company's subsidiaries is a party or by which any of their respective properties are bound, or (C) any Law applicable to Seller, the Company or the Company's subsidiaries; (ii) result in the creation of any lien, charge, encumbrance or claim upon any of their respective properties or give to others any interest or right in any of their respective properties, including, but not limited to, a right to purchase any of such properties; or (iii) require the approval, consent or authorization of any third party, federal, state or local court, governmental authority or body, or creditor or give any party with rights under any instrument, agreement, contract, mortgage, judgment, award, order or other restriction the right to terminate, modify or otherwise change any of the current rights or obligations of the Company or any of the Company's subsidiaries. Except as set forth in Schedule 3.1, the failure of any Person not a party hereto to authorize or approve this Agreement or the transactions contemplated hereby will not give any Person the right to enjoin, rescind or otherwise prevent or impede the sale of the Stock to Purchaser in accordance with the terms of this Agreement or to reach in any fashion the Stock in the hands of the Purchaser following the Closing or to obtain damages from, or any other judicial relief against, Purchaser as a result of any transactions carried out in accordance with the provisions of this Agreement.

    3.2    Capitalization; Seller's Ownership of Shares.

    (a)    The Company's authorized capital stock
consists of one thousand (1000) authorized shares of common stock, par value $.01 per share, of which 840 shares are issued and outstanding.

    (b) All of the Stock is duly authorized, validly issued, fully paid and nonassessable.

    (c) There are no, and there is no agreement or arrangement not yet fully performed which would result in the creation of, outstanding options, rights, warrants, contracts or commitments for the issuance or sale by Seller or the Company of, or any securities of the Company convertible into or exchangeable for, any shares of capital stock of the Company (whether treasury or issued and outstanding).

    (d) Seller owns and has, and at the Closing shall transfer to Purchaser, good, marketable and indefeasible title to the Stock, free and clear of all liens, claims and encumbrances, mortgages, proxies, pledges, equities, purchase arrangements, security interests, shareholders' agreements, restrictions, redemption agreements and charges of any nature, except for those set forth in Schedules 3.2 and 3.4 (all of which will be removed prior to or at Closing), unless the obligations to which they relate are specifically undertaken by Purchaser herein.

    (e) Neither Seller nor any other Person has any rights, including contingent rights, to acquire from Seller, the Company or any other Person any additional shares of capital stock of the Company.

    (f) None of the Stock has been issued in violation of any Laws pertaining to the issuance of securities, or in violation of any rights, preemptive or otherwise, of any past or present stockholder of the Company or any of the Company's subsidiaries.

    3.3 The Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing in each jurisdiction where the conduct of its business or ownership of its properties requires such qualification, except where the failure to qualify could not reasonably be expected to result in any liability or adversely affect the operation of the Company and its subsidiaries, taken as a whole. The Stock constitutes all the issued and outstanding capital stock of the Company.
Set forth on Schedule 3.3 is a true and complete list of the incumbent directors and officers of the Company.

    3.4 Subsidiaries. Set forth in Schedule 3.4 is a list of each of the Company's subsidiaries. Each such subsidiary is wholly owned by the Company and is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted. Each subsidiary is duly qualified to do business and in good standing in each jurisdiction where the conduct of its business or ownership of its properties requires such qualification, except where the failure to qualify could not reasonably be expected to result in any liability or adversely affect the operation of the Company and its subsidiaries, taken as a whole. Except as set forth in
Schedule 3.4, neither the Company nor any of its subsidiaries owns, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any Person. A true and complete list of the incumbent directors and officers of each such subsidiary is set forth on
Schedule 3.3.  With respect to each of the Company's
subsidiaries:

    (a) the authorized capital stock, par value per share and number of shares issued and outstanding are set forth in Schedule 3.4;

    (b) all of the issued and outstanding shares of capital stock of each of the subsidiaries are duly authorized, validly issued and outstanding and fully paid and nonassessable;

    (c) except as disclosed in Schedules 3.2 and 3.4, there are no, and there is no agreement or arrangement not yet fully performed which would result in the creation of, outstanding options, rights, warrants, contracts or commitments for the issuance or sale by Seller, the Company or any of the subsidiaries of, or any securities of any of the subsidiaries convertible into or exchangeable for, any shares of capital stock of any of the subsidiaries (whether treasury or issued and outstanding);

    (d) the Company owns and has, and at the Closing shall continue to have, good, marketable and indefeasible title to all of the issued and outstanding shares of each of its subsidiaries, free and clear of all liens, claims, encumbrances, mortgages, proxies, pledges, equities, purchase arrangements, security interests, shareholders' agreements, restrictions, redemption agreements and charges of any nature, except for those set forth in Schedule 3.2 and 3.4 (all of which will be removed prior to Closing), unless the obligations to which they relate are specifically undertaken by Purchaser herein;

    (e) neither Seller nor any other Person has the rights, including contingent rights, to acquire from Seller, the Company or any of the subsidiaries, any additional shares of capital stock of any of the subsidiaries; and

    (f) none of the shares of capital stock of any of the Company's subsidiaries has been issued in violation of any Laws pertaining to the issuance of securities, or in violation of any rights, preemptive or otherwise, of any present or past stockholder of any of such subsidiaries.

    3.5 Title to Properties. Except as set forth in the Balance Sheet or the notes thereto, and except for the Leased Real Property, the Company and each of its subsidiaries have good, marketable and indefeasible title to their respective properties reflected in the Balance Sheet or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practices) including, without limitation, (i) the items of Real Property owned by the Company and the Company's subsidiaries set forth in Schedule 3.6, (ii) all items of personal property material to the conduct of their respective businesses as presently conducted (except for leased property set forth in Schedule 3.7), and (iii) all items of Intellectual Property listed on Schedule 3.8, free and clear of all liens, claims, charges, pledges, security interests or other encumbrances except: (a) liens reflected in the Balance Sheet; (b) liens arising by operation of law; (c) the rights of customers and suppliers in the ordinary course of business under general principles of commercial law; (d) with respect to clauses (ii) and (iii) above, such imperfections or irregularities of title, liens, easements, charges or encumbrances as do not materially detract from or materially interfere with the present use of the properties or assets subject thereto or affected thereby, or otherwise materially impair present business operations at such properties; and (e) mortgages, liens, pledges, charges, security interests, encumbrances or liens of public record or listed in Schedule 3.5 or Schedule 3.6.

    3.6 Real Property. Set forth in Schedule 3.6 is a list of: (a) all real property owned in whole or in part by the Company or any of its subsidiaries (the "Real Property"); (b) the name of the record title holder thereof; and (c) a list of all indebtedness secured by a lien, mortgage or deed of trust thereon. The Real Property owned by the Company and its subsidiaries is owned by them, free and clear of all encumbrances, liens, charges or other restrictions, except as set forth in Schedule 3.6. All of the buildings, structures and appurtenances situated on the Real Property are in operating condition and in a state of maintenance and repair deemed adequate and suitable by the management of the Company or its subsidiaries for the purposes for which such buildings, structures and appurtenances are presently being used. With respect to each such building, structure and appurtenance, the Company or one of its subsidiaries has adequate rights of ingress and egress for operating the business of the Company or such subsidiary in the ordinary course. Neither the Company nor any of its subsidiaries has received any notice that any such building, structure or appurtenance (y) violates any restrictive covenant or any provision of any material federal, state or local Law, or (z) encroaches on any property owned by others. No condemnation or rezoning proceeding is pending or, to Seller's knowledge, threatened which would preclude or impair the use of any of the Real Property by the Company or its subsidiaries for the purposes for which it is currently used.

    3.7 Leases. Schedule 3.7 hereto lists all leases to which the Company or any of its subsidiaries is party and includes the location of all property leased thereunder. As of the date hereof, neither the Company nor any of its subsidiaries has received any notice of default under any such lease or has knowledge of a condition which, with the giving of notice or the passage of time, or both, would constitute a default thereunder, and all rentals currently due under each have been paid. No side or other agreements, written or oral, exist which impact upon any of the items described in Schedule 3.7 nor does any modification, amendment or waiver relating to any of the foregoing items exist. Schedule 3.7 sets forth the consents required in order to maintain each such lease in good standing after the consummation of the transactions contemplated herein. Each lease listed on Schedule 3.7 is (a) valid and binding on the Company or its subsidiaries, as the case may be, and (b) to the knowledge of the Company, valid and binding on the counter-party to such lease.

    3.8 Intellectual Property. Schedule 3.8 hereto lists all Intellectual Property owned by the Company and its subsidiaries and used by the Company and its subsidiaries in the conduct of the Business. The Company or one of its subsidiaries, as indicated in Schedule 3.8, owns all right, title and interest in and to the Intellectual Property which is listed in Schedule 3.8. Except as set forth in Schedule 3.8, (a) no claim adverse to the interests of the Company or its subsidiaries in the Intellectual Property is pending or, to Seller's knowledge, has been threatened, (b) neither the Company nor any of its subsidiaries has received notice or is otherwise aware of any infringement or other violation of the Company's or any of its subsidiaries' right in any of the Intellectual Property and (c) no litigation is pending wherein the Intellectual Property is alleged to infringe or violate the right of another.

    3.9 Financial Statements. Copies of the Financial Statements are attached hereto as Schedule 3.9. The Financial Statements (i) were prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, except as set forth in or contemplated by the Financial Statements as modified by the Accounting Conventions, and (ii) fairly present in all material respects the financial condition and results of operations of the Company and its subsidiaries for the periods and as at the dates thereof, except as stated therein and except for accounting for income taxes.

    3.10 No Disposition of Assets. Except as set forth in Schedule 3.10, there has not been, since the date of the Balance Sheet, any sale, lease or other disposition or distribution by the Company or any of its subsidiaries of any of their respective assets, other than in the ordinary course of business consistent with past practices.

    3.11   No Adverse Change.  Except as set forth in
Schedule 3.11, since the date of the Balance Sheet there has not occurred: (a) any material adverse change in the financial condition of the Company and its subsidiaries taken as a whole; (b) any loss of or damage to any of the properties of the Company or its subsidiaries that impairs the ability of the Company or its subsidiaries to conduct their respective businesses; (c) the receipt by Seller or the Company of notice from any material supplier, distributor or customer, and Seller is not otherwise aware, that any such material supplier, distributor or customer intends to discontinue or materially and adversely change its relationship with the Company or a subsidiary; (d) any lien, mortgage, pledge, security interest, claim, charge or other encumbrance to any of the properties of the Company or any of its subsidiaries, other than as permitted by Section 3.5; (e) any amendment to or change in the Certificate of Incorporation or By-laws of the Company or any of its subsidiaries; (f) any change in the accounting methods or practices used by the Company or any of its subsidiaries;
(g) the execution and delivery by the Company or any of its subsidiaries of any contract, other than (i) in the ordinary course of business consistent with past practices, (ii) in connection with the transactions contemplated hereby or
(iii) as otherwise scheduled; (h) any payment, discharge, satisfaction or forgiveness by the Company or any of its subsidiaries of any claim, liability, obligation or debt due it or waiver or release by the Company or any of its subsidiaries of any right or claim other than the payment, discharge, satisfaction or forgiveness thereof in the ordinary course of business or as reflected or reserved against on the Balance Sheet; (i) any strike, work stoppage, slowdown, or any threat of the foregoing by employees of the Company or any of its subsidiaries; (j) any capital expenditure by the Company or any of its subsidiaries in an amount in excess of $50,000; (k) the entering into by the Company or any of its subsidiaries of any collective bargaining contract or other labor contract, except as otherwise scheduled; (l) any change in the capital stock of the Company or any of its subsidiaries as a result of reclassification, subdivision, reorganization or otherwise;
(m) any sale, purchase or other acquisition of any capital stock of the Company or any of its subsidiaries or any grant or commitment to grant any option, warrant or other right to subscribe for or purchase or otherwise acquire or encumber the Stock or shares of any of the Company's subsidiaries;
(n) any failure by Seller to maintain any insurance in effect on the date of the Balance Sheet with respect to the assets and business of the Company and its subsidiaries, other than in connection with ordinary course renewals thereof; (o) any failure to maintain, or apply or reapply for, necessary permits and licenses except in the ordinary course of business consistent with past practices; or (p) any agreement by the Company or its subsidiaries, or by Seller with respect to the Company and its subsidiaries, to effect any of the actions described in clauses (a) through
(o) of this Section 3.11.  Except as set forth on Schedule
3.11 and 3.13, since October 1, 1994 there has not occurred any amendment or termination of any Material Contract, other than the expiration of any such Material Contract in accordance with its terms.

    3.12 Tax Matters. The Company and each of its subsidiaries have filed, or as of the Closing Date will have filed, all Federal, state, local and foreign tax returns and reports required to have been filed by such date, except for returns and reports the failure to file which do not and will not, in the aggregate, have an adverse effect on the business of the Company and its subsidiaries, taken as a whole, and such returns are accurate and complete in all material respects. The Company and each of its subsidiaries have or will have paid all Taxes due and payable on or before the Closing Date in respect of such returns and reports, except for the portion of such Taxes being contested in good faith that are identified and described on
Schedule 3.12. Except as set forth in Schedule 3.12, neither Seller, the Company nor any of the Company's subsidiaries has received notice of: (a) any audit or examination of any tax return of the Company or any of its subsidiaries by any Federal, state, local or foreign tax authority; or (b) any adjustment proposed by the IRS or any other agency of any liability for Taxes. The Company has not executed any waiver of any statute of limitations applicable to any such return. Neither the Company nor any of its subsidiaries is a party to any tax sharing agreement.

    3.13   Litigation.  Except as set forth in Schedules
3.13 or 3.19, or as disclosed in the Financial Statements, there is no suit, labor dispute, action or proceeding pending, or, to Seller's knowledge, threatened, or, to Seller's knowledge, is there any investigation or inquiry pending or threatened, against the Company or any of its subsidiaries or any of their respective officers, directors, employees, stockholders, assets, properties or businesses and relating to the business or properties of the Company and its subsidiaries. Except as set forth in Schedule 3.13 or as disclosed in the Financial Statements, there is no litigation or proceeding in which the Company or any of its subsidiaries is a plaintiff or claimant. Except as disclosed in Schedule 3.13, neither the Company nor any of its subsidiaries is subject to any order, judgment, decree, stipulation or consent of or with any court, governmental body, agency or instrumentality which has, or which may have, an adverse effect on the financial condition or the results of operations of the Company or any of its subsidiaries.

    3.14   No Violations of Law.  Except as set forth in
Schedule 3.13 or Schedule 3.14, neither Seller, the Company nor any of its subsidiaries has received any written notices, and no suits or judgments are currently pending or, to the best knowledge of Seller, threatened, concerning any unresolved violation or alleged violation by the Company or any of its subsidiaries of any zoning, building, occupational health and safety, fire, labor, health, safety, or other applicable Law (other than any Environmental Law).

    3.15   ERISA and Related Matters.

    (a) Schedule 3.15 hereto lists all Benefit Plans existing on the date hereof or that existed within three (3) years prior to the Closing Date that are maintained, contributed to or participated in by the Company or any of its subsidiaries. None of the Benefit Plans is a Multiemployer Plan as defined in Section 3(37) of ERISA.

    (b) To the extent applicable, a true and correct copy of each of the Benefit Plans listed in Schedule 3.15 (collectively, the "Elgin Plans"), as in effect on the date hereof, and related trusts, any amendments to the Elgin Plans or such trusts, summary plan descriptions, collective bargaining agreements relating to such Elgin Plans, favorable determination letters, Form PBGC-1, and the annual reports most recently filed for the Elgin Plans have been supplied to the Purchaser. In the case of any Elgin Plan which is not in written form, Purchaser has been supplied with an accurate description thereof as in effect on the date hereof.

    (c) As of the Closing Date, all the Elgin Plans comply and have in the past complied in form and operation in all material respects with all applicable requirements of Law.

    (d) As of the Closing Date, (1) all Elgin Plans which are employee pension benefit plans, as defined in
Section 3(2) of ERISA ("Employee Pension Benefit Plans"), which purport to comply with Section 401(a) of the Code, have been determined to be so qualified by the IRS or rulings respecting such qualification are pending with the IRS and have been submitted within the time period prescribed by the IRS to be within the purview of the remedial amendment period, and nothing has occurred, since the date of the last such determination which resulted or is likely to result in the revocation of such determination, and (2) all group health plans, as defined under Code
Section 5000(b)(1) maintained by or for the Company or any of its subsidiaries comply in form and operation in all material respects with the COBRA health continuation coverage requirements under Section 4980B of the Code.

    (e)    There have been no "prohibited transactions"
(as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any of the Elgin Plans to which the Company or any of its subsidiaries has been a party and there have been no material changes in the financial condition of the Elgin Plans from that stated in the annual report (as described in Section 103 of ERISA) most recently filed for each such Elgin Plan.

    (f) As of the day before the Closing Date, as to any Employee Pension Benefit Plan which is subject to Title
IV of ERISA, there have been no "reportable events" (as described in Section 4043 of ERISA) for which notice to the PBGC has not been waived, and no steps have been taken to terminate any such plan under a distress termination.

    (g) As of the Closing Date, to the knowledge of Seller, nothing done or omitted to be done and no transaction or holding of any asset under any Elgin Plan or in connection therewith has made the Company or any of its subsidiaries or any officer or director of the Company or any of its subsidiaries subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4972 or Sections 4975 through 4980 of the Code.

    (h) The Company or any of its subsidiaries has not:

    (1) incurred any liability under Section 4069 of ERISA or any penalty under Section 4071 of ERISA;

    (2) withdrawn as a substantial employer so as to become subject to the provisions of Section
           4063 of ERISA;

    (3) ceased making contributions on or before the date of closing to any Employee Pension
           Benefit Plan subject to the provisions of
           Section 4064(a) of ERISA to which such entity made or was obligated to make contributions during any of the five years prior to the date of this Agreement;

    (4) received notice that the PBGC has instituted proceedings to terminate any Employee Pension
           Benefit Plan subject to Title IV of ERISA or has permitted any event or condition to occur which might constitute grounds under Section
           4042 of ERISA for the termination of, or the appointment of a trustee to administer any such plan; or

    (5) failed to pay any premium to the PBGC when due.

    (i) As of the Closing Date, neither the Seller nor the Company has received notice pursuant to Section 4219 of ERISA of any withdrawal liability with respect to any Multiemployer Plan to which Seller contributes.

    (j) Except as set forth on Schedule 3.15 or as provided by Section 2.3, all accrued obligations of the Company or any of its subsidiaries, whether arising by operation of Law, by contract or by past custom, for compensation, including bonuses, to its officers, directors, employees, consultants or agents, for taxes and other obligations to any government entity payable by the Company or any of its subsidiaries in connection with such compensation, and for payments with respect to any Elgin Plan, have been paid, or adequate accruals for such obligations have been and are being made by the Company or any of its subsidiaries, and will be reflected in the Closing Balance Sheet.

    (k) None of the Elgin Plans is the subject of any lawsuit, arbitration or other proceeding concerning any benefit claim (other than routine claims for benefits and qualified domestic relations orders) or any other matter, whether brought by or against a participant or beneficiary, a trustee, a plan administrator, the Seller, the Company or any of its subsidiaries or any director, officer or employee thereof.

    (l) Except as set forth on Schedule 3.15, none of the Elgin Plans provides for severance pay.

    (m) The Seller will amend the Employee Pension Benefit Plans which purport to comply with Section 401(a) of the Code to fully vest the employees of the Company and its subsidiaries who are participants in such plans in their accrued benefits under such plans, determined as of the Closing Date.

    (n) Except as set forth on Schedule 3.15, no Elgin Plan provides medical or death benefits (whether or not insured) with respect to any current or former employee of the Company or any of its subsidiaries which continue beyond their retirement or other termination of service (other than (i) coverage mandated by Law or (ii) death benefits or disability benefits under any Employee Benefit Plan).

    3.16   Contracts.  Schedule 3.16 sets forth a
schedule of all Material Contracts to which the Company or any of its subsidiaries is a party or is otherwise bound.
Neither the Company nor any of its subsidiaries is in receipt of any claim of breach of any Material Contract listed on Schedule 3.16 or has knowledge of any default by the Company or such subsidiary thereunder, or condition which, with the giving of notice or the passage of time, or both, could constitute a default by the Company or such subsidiary thereunder. No written agreements exist which amend or purport to clarify or interpret any of the terms and provisions of the Material Contracts, nor does any modification, amendment or waiver exist relating to any of the Material Contracts.

    3.17 Brokers, Etc. Except for BHC, the fees and expenses of which shall be the responsibility of Seller, no agent, broker, investment banker or other Person acting on behalf of Seller, the Company or any of the Company's subsidiaries or under the authority of any of them is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Purchaser (or any affiliate of Purchaser) in connection with any of the transactions contemplated herein. Purchaser shall have no liability for any commission, fee or expense to BHC arising from the transactions contemplated herein.

    3.18 Insurance. Schedule 3.18 sets forth a listing of the insurance policies currently in effect and at any time in effect during the preceding two (2) year period covering the Company, each of the Company's subsidiaries and all of their respective assets. Such policies and the amount of coverage and risks insured against are, in the opinion of the Company's management, appropriate in nature and amount to protect the Company and its subsidiaries in the event of the occurrence of a loss. The foregoing is not a representation or warranty that the amount and nature of such coverage will be adequate to cover losses actually incurred by the Company or any of its subsidiaries. The Company and its subsidiaries have paid all premiums due with respect to each such policy, and each such policy is in full force and effect. Seller has delivered to Purchaser copies of certificates of insurance evidencing the insurance policies listed in Schedule 3.18 that are currently in effect, other than certificates with respect to local coverage maintained in Taiwan.

    3.19 Employees. Schedule 3.19 sets forth a list, with respect to any employee or consultant (excluding attorneys and accountants) of the Company or any of its subsidiaries, of: (a) each individual paid or entitled to payment by the Company or any of its subsidiaries for compensation (i) exceeding, in the aggregate, $75,000 for fiscal year 1994, or (ii) expected to exceed, in the aggregate, $75,000 for fiscal year 1995; (b) all agreements for fringe benefits, bonus, unemployment compensation, severance pay, incentive or non-qualified stock options, restricted stock, stock appreciation rights, stock purchase plans, incentive compensation or deferred compensation to which the Company or any of its subsidiaries is a party and which does not constitute a Benefit Plan ("Fringe Benefit Arrangements"); and (c) all employment or consulting agreements to which the Company or any of its subsidiaries is a party. Except as set forth in Schedule 3.19, (y) neither the Company nor any of its subsidiaries is a party to a collective bargaining agreement or currently negotiating any such agreement, and (z) no complaint against the Company or any of its subsidiaries is currently pending before the National Labor Relations Board or the Equal Employment Opportunity Commission. Seller has delivered to Purchaser copies, as requested by Purchaser and its representatives, of any written material relating to the personnel policies of the Company and its subsidiaries.
Schedule 3.19 sets forth a summary of any personnel policy not otherwise memorialized in writing. As of the Closing Date, to the knowledge of Seller, all Fringe Benefit Arrangements comply, and have in the past complied, in form and operation in all material respects with all applicable requirements of law.

    3.20   Environmental.

    (a) Seller has delivered to Purchaser copies of the environmental report pertaining to the Company's facility located at 1801 Morgan Street, Rockford, Illinois
(the "Rockford Facility") dated June 4, 1993 and the environmental report pertaining to the Rockford Facility dated September 4, 1993 (hereinafter, collectively, the
"Report").

    (b) Seller has delivered to Purchaser a summary of the nature and quantities of any Hazardous Material (other than raw material awaiting manufacturing, work-in-process or finished goods or materials present through the sale of products in the ordinary course of business) that, to Seller's knowledge, has been (i) stored, disposed of, found or generated by any person or entity, by any current or former asset or at any current or former site or facility which was at any time owned or operated by the Company or any of its current or former subsidiaries or its parent company (each, a "Company Facility"), or (ii) stored, disposed of, found or generated by or at a Company Facility by any person or entity, and disposed of at a facility which is not a Company Facility.

    (c) To Seller's knowledge, except as set forth in the Report and in the summary provided pursuant to Section 3.20(b) above, no person or entity has generated, manufactured, refined, produced, processed, treated, stored, handled, disposed of, discharged, emitted, poured, emptied, leached, leaked, spilled, injected, dumped, accumulated, buried, transported or used (collectively, "Use") in connection with any Company Facility any Hazardous Material in violation of any Environmental Law or which Use could reasonably be expected to, under current Environmental Law, give rise to or create any Loss, including but not limited to liability for penalties, remedial, removal or cleanup costs or toxic tort liability.

    (d) No proceeding is pending or, to the knowledge of Seller, threatened which seeks to revoke, suspend or limit any permits, licenses, orders, approvals, authorizations, concessions and franchises ("permits") of the Company and its subsidiaries required under any Environmental Law.

    (e) Seller has no knowledge of (i) any Use of Hazardous Material at the Rockford Facility, or (ii) any condition or circumstance whatsoever at the Rockford Facility, which could reasonably be expected to give rise to or create any Loss under any Environmental Law, including without limitation liability for penalties, remedial, removal or cleanup costs or toxic tort liability, other than the Uses, conditions, circumstances and other matters disclosed in the Report or in the summary provided pursuant to Section 3.20(b).

    (f) Except as set forth in Schedule 3.20, neither the Seller, the Company nor any of its subsidiaries has knowledge of any civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against the Seller, the Company or any of its subsidiaries in connection with the conduct of the Business, relating to or arising under any Environmental Laws.

    3.21 Inventory. The inventory of the Company and its subsidiaries is fairly reflected in all material respects on the Balance Sheet and is valued on the basis of the lower of cost or market. Except as disclosed in
Schedule 3.21 or Schedule 3.5, all such inventory is owned by the Company and its subsidiaries, free and clear of any liens, claims, charges, security interests and encumbrances, and is not subject to any consignment, conditional sale, "sale or return" or similar arrangement.
The location of such inventory as of a recent date is identified on Schedule 3.21.

    3.22 Affiliate Transactions. Except as set forth in Schedule 3.22, neither (a) Seller, any of Seller's affiliates or shareholders, the Company or any of its subsidiaries possesses any financial interest in any supplier or customer of, or provider of services to, the Company or any of its subsidiaries, nor (b) any supplier or customer of, or provider of services to, the Company or any of its subsidiaries possesses any financial interest in the Company or any of its subsidiaries. Ownership of the securities of an entity registered under the Securities Exchange Act of 1934, in an amount not exceeding 5% of any class thereof, shall not be deemed to be a financial interest for purposes of this Section 3.22. Schedule 3.22 sets forth a list of the Elgin Guarantees existing as of the date hereof.

    3.23 Accounts Receivable. All accounts receivable of the Company or any of its subsidiaries which are reflected on the Balance Sheet (a) arose in the ordinary course of business; (b) to the best of Seller's knowledge, and net of the reserve for doubtful accounts receivable set forth on such Balance Sheet, (i) represent valid, bona fide and subsisting claims, (ii) are correct as to amount and are legally enforceable according to their terms, and (iii) have no current right of defense, counter-claim or set-off against them; and (c) except as set forth in Schedule 3.23 and Schedule 3.5, are owned by the Company or its applicable subsidiary free of any liens, security interests, encumbrances, claims or charges of any kind, choate or inchoate, liquidated or unliquidated.

    3.24 Condition of Assets. Except for the inventory of the Company and its subsidiaries, which is covered by
Section 3.21, all of the personal property (whether owned or leased) material to the conduct of the respective businesses of the Company or its subsidiaries are in operating condition, normal wear and tear excepted, and, to the knowledge of Seller, are free from defects other than such minor defects as do not interfere with the continued use thereof in the conduct of normal operations.

    3.25 Knowledge. Seller has no knowledge of any breach of, or inaccuracy in, any of the representations and warranties of Purchaser set forth in this Agreement.

    3.26 Certain Contracts. Seller has previously delivered to Purchaser true, complete and correct copies of the Jupiter Stock Purchase Agreement, the Household International Stock Purchase Agreement, the Jamison Noncompetition Agreement and the Ross Noncompetition Agreement (along with any amendments or any other modifications thereto). There exist no side agreements with Household, Jupiter, C.H. Jamison or Edward W. Ross with respect to any such contracts, other than side agreements, the copies of which have been previously delivered to Purchaser's attorneys.

    3.27   Accuracy and Completeness of Statements.
Neither this Agreement nor any schedule, exhibit, statement, list, certificate or other written information furnished or to be furnished by Seller, the Company or the Company's subsidiaries to Purchaser in connection with this Agreement contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading.


ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser represents and warrants to Seller as follows:

    4.1 Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with all requisite corporate power and authority (including necessary authorization to do business as a foreign corporation where required except where the failure to qualify will not result in liability to Seller or materially and adversely affect the operation of Purchaser) to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser has all requisite corporate power to enter into this Agreement and to carry out its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except as may be limited by: (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally; or (b) legal and equitable limitations on the availability of specific remedies. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and performance by Purchaser of its obligations hereunder will not, (i) violate or conflict with any provision of: (A) the Certificate of Incorporation or By-laws of Purchaser, (B) any agreement, lease, instrument, mortgage, order, arbitration award, judgment or decree to which Purchaser is a party or by which any of its properties is bound, or (C) any material Law applicable to Purchaser; (ii) result in the creation of any lien, charge, encumbrance or claim upon any property of Purchaser or give to others any interest or right in any such property including, but not limited to, a right to purchase such property (iii) except as provided for in Schedule 4.1, require the approval, consent or authorization of any third party, federal, state or local court, governmental authority or body, or creditor or give any party with rights under any instrument, agreement, contract, mortgage, judgment, award, order or other restriction the right to terminate, modify or otherwise change any of the current rights or obligations of Purchaser. Except as set forth in Schedule 4.1, the failure of any Person not a party hereto to authorize or approve this Agreement or the transactions contemplated hereby will not give any Person the right to enjoin, rescind or otherwise prevent or impede the purchase of the Stock by Purchaser in accordance with the terms of this Agreement or to obtain damages from, or any other judicial relief against, Seller as a result of any transactions carried out in accordance with the provisions of this Agreement.

    4.2 Brokers, Etc. Except for Chicago Dearborn, the fees and expenses of which shall be the responsibility of Purchaser, no agent, broker, investment banker or Person acting on behalf of Purchaser is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Seller, the Company or any subsidiary of the Company (prior to the Closing) in connection with any of the transactions contemplated hereby. Seller shall have no liability for any commission, fee or expense to Chicago Dearborn arising from the transactions contemplated herein.

    4.3 Knowledge. Purchaser has no knowledge of any breach of, or inaccuracy in, any of the representations and warranties of Seller set forth in this Agreement.

    4.4 Securities. Purchaser hereby acknowledges that the Stock is not registered under the Securities Act or registered or qualified for sale under any state securities Law and cannot be resold without registration thereunder or exemption therefrom. Purchaser is acquiring the Stock for its own account as principal, for investment, and not with a view toward the sale or distribution thereof. Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Stock and has the ability to bear the economic risks of such investment.

    4.5 Financing. Purchaser has sufficient funds available to purchase the Stock pursuant to this Agreement without violating any solvency requirements currently applicable to Purchaser. Purchaser has previously supplied to Seller a balance sheet of Purchaser as of December 31, 1994, which balance sheet gives a fair presentation of Purchaser's financial position as of such date.


ARTICLE V

COVENANTS OF SELLER

    Seller hereby covenants and agrees with Purchaser as follows:

    5.1 Payment of Taxes. Seller shall pay or cause to be paid on a timely basis, or provide an adequate reserve for, all Taxes that have accrued with respect to the operations of the Company and its subsidiaries for the Seller Tax Period.

    5.2    Non-Competition, Non-Solicitation and
Confidentiality Covenants of Seller.

    (a)    Non-Compete and Non-Solicitation.  (i)
Subject to subsection (a) (ii) below, for a period of two
(2) years after the Closing Date, neither Seller nor any Person (other than Fred C. Schulte, Charles D. Hall,
Wayne J. Conner and the present stockholders of the parent corporation of Seller) controlling, controlled by or under common control with Seller (including, without limitation, any Person that is, on the Closing Date or thereafter, a member of the Elgin Consolidated Group) (for purposes of this Section 5.2, hereinafter collectively referred to as the "Seller Group"), will own (other than ownership of less than 5% of the issued and outstanding securities of an entity registered under the Securities Exchange Act of
1934), manage, operate, control, lend to or engage in any other manner, directly or indirectly, including in the capacity of agent, consultant, independent contractor, joint venturer or otherwise, whether for compensation or otherwise, anywhere within the Territory, in any business engaged in (directly or indirectly) the conception, design, development, manufacture, promotion, marketing, distribution or sale of any products that compete with the products of the Business or initiate contact with any Person (directly or indirectly) that is an employee of the Company or its subsidiaries on the date hereof for the purpose of soliciting the employment or engagement of such employee.

    (ii) Nothing in this Agreement shall limit, prohibit or restrict (A) the operation of the respective businesses of the Seller Group (including, without limitation, the business of American Fasteners and Hi-Ten Products) in substantially the same manner as such businesses are operated on the Closing Date and (B) the bona fide arms length sale of products or provision of services, each in the ordinary course of business, to any Person competing with the Business.

    (b) Confidentiality. At all times from and after the Closing Date, Seller shall keep secret and maintain in strictest confidence, and shall not use for its benefit or for the benefit of others, and shall not cause or allow any of the Seller Group to so disclose or use, any confidential or proprietary information relating to the Business or its financial or other affairs, including, without limitation, all Intellectual Property and files and records other than any of the foregoing that are in the public domain prior to the date of this Agreement (unless any of the foregoing are in the public domain as aforesaid, in whole or in part, due to action or inaction of Seller or any Person associated therewith) in violation of this Agreement. The foregoing shall not prohibit use of information as necessary to prepare tax returns or other filings with governmental authorities for the Seller Tax Period or to assert or protect any rights of Seller hereunder.

    (c) Remedies. The business being acquired by Purchaser hereunder is conducted throughout the United States and the Territory and the geographical scope, the time periods and other restraints imposed by this Section
5.2 are fair and reasonable and required for the protection of Purchaser, and the business and investment to be acquired from Seller hereunder. Irreparable harm and injury will result to Purchaser, its business and properties in the event of a breach or threatened breach of this covenant by Seller or any member of the Seller Group, and the amount or extent of damages would be difficult if not impossible to ascertain and therefore, any remedy at Law for any breach by any of them of this covenant will be inadequate. Accordingly, Purchaser shall be entitled to, and Seller covenants that it will not contest the appropriateness or availability of, temporary and permanent injunctive relief without the necessity of proving actual damages to Purchaser by reason of any such breach or threatened breach and without the posting of any bond, without prejudice to the rights of Purchaser to seek damages or other remedies available to Purchaser. In the event of a breach or threatened breach of this covenant by any of the Seller Group, Purchaser shall also be entitled to recover reasonable attorneys' fees and costs incurred in connection with the enforcement of its rights hereunder. Whenever used in this Section 5.2, the term "Purchaser" shall be deemed to include any successor or any other Person that may hereafter acquire all or any portion of the aforesaid business being acquired by Purchaser hereunder during the period of this covenant not to compete.

    (d)    Modification.  If any provision of this
Section 5.2 should be adjudicated by a court of competent jurisdiction to be invalid or unenforceable, such provision (or specific words or phrases ("blue pencilling"), as applicable) shall be deemed deleted herefrom with respect, and only with respect, to the operation of such provision in the particular jurisdiction in which such adjudication was made; provided, however, that to the extent any such provision may be made valid and enforceable in such jurisdiction by limitations on the scope of the activities, geographical area or time period covered, such provision instead shall be deemed limited to the extent, and only to the extent, necessary to make such provision enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction.

    (e)    Covenants Independent.  The covenants
contained in this Section 5.2 shall be construed and enforced independently of any other provision of this Agreement or any other understanding or agreement between the parties, and the existence of any claim or cause of action of Seller against Purchaser, of whatever nature, shall not constitute a defense to the enforcement of the covenants contained herein against Seller or any of the members of the Seller Group.

    5.3    Real Property Requirements.

    (a) As evidence of the Company's title, Seller shall furnish to Purchaser, at the Closing, a commitment for title insurance (the "Title Commitment") dated as of a recent date, from First American Title Insurance Company (the "Title Company"), subject only to real estate taxes not yet due and payable, those matters set forth in Schedule 3.6 and such easements, covenants and conditions of record that, in Purchaser's reasonable judgment, do not render title unmarketable or materially impair the use (in the manner currently used) or value of the Real Property (the "Permitted Exceptions"). All fees of the Title Company in connection with the Title Policy shall be paid by Seller.

    (b) At Seller's sole cost and expense, Seller shall furnish to Purchaser, no later than one (1) day prior to Closing, a current survey of the Real Property certified in favor of Purchaser and the Title Company, prepared by a land surveyor registered in the State of Illinois, containing the Minimum Standard Detail Requirements for an ALTA/ACSM Land Title Survey most recently adopted by American Land Title Association and American Congress on
Surveying and Mapping, and otherwise in form sufficient for the Title Company to waive or provide title insurance over any matters which would be disclosed by an accurate survey.

    (c) At the Closing, Seller shall deliver (and where required shall cause the Company to deliver) to Purchaser the following instruments and documents with respect to the Real Property:

           (I) All permits, plans and specifications and all construction and equipment guarantees and warranties for the Real Property in Seller's possession; and

           (ii)  "GAP Undertaking", an ALTA Statement,
and any instrument, assurance or deposit (to be paid by Seller) necessary to induce the Title Company to insure over Unpermitted Exceptions in such form, terms, conditions and amount as may be required by the Title Company.

    5.4    Leased Real Estate Requirements

    (a) Rent, operating expenses, real estate taxes and other proratable items under the leases for the Leased
Real Property shall be prorated as of Closing.

    (b)    Upon Closing, Seller shall deliver to
Purchaser copies of the original counterparts of any leases for the Leased Real Property.


ARTICLE VI

COVENANTS OF PURCHASER

    Purchaser hereby covenants and agrees with Seller as follows:

    6.1 Confidentiality. Purchaser is bound by the obligations of the Confidentiality Agreement as if a party thereto.

    6.2 Benefit Plans. Each employee of the Company and its subsidiaries shall cease to participate in each of the Elgin Plans for periods on and after the Closing Date. For periods on and after the Closing Date, each employee of the Company and its subsidiaries shall be eligible to participate in the Benefit Plans, arrangements, programs and policies maintained from time to time by Purchaser for the benefit of similarly situated employees of Purchaser (collectively, the "Purchaser Plans"). Notwithstanding the preceding sentence, the Purchaser shall cause the Company to
(i) adopt, for the benefit of the non-highly compensated employees (as determined after the application of Code
Section 414(q)) of the Company and its subsidiaries, effective as of the Closing Date, employee pension benefit plans (as defined under Section 3(2) of ERISA) that provide comparable benefits to those received by such employees under the Employee Pension Benefit Plans which purport to comply with Section 401(a) of the Code prior to the Closing Date, and (ii) provide, for the benefit of the highly compensated employees (as defined under Code Section 414(q)) through the establishment of non-qualified retirement plans, compensation adjustments or otherwise comparable benefits to those received by such employees under the Employee Pension Benefit Plans which purport to comply with Section 401(a) of the Code prior to the Closing Date.

    The Purchaser shall cause the Company to maintain in effect the GC Thorsen, Inc. Management Incentive
Compensation Plan until December 31, 1995 and make all payments required thereunder. In connection therewith, any amounts due thereunder through the Closing shall be fully accrued and reflected on the Closing Balance Sheet. In addition, the group medical plan covering the employees of the Company is being transferred as of April 1, 1995.

    The parties acknowledge and agree that all provisions contained in this Agreement with respect to Benefit Plans or employee compensation are included for the sole benefit of the respective parties hereto and shall not create any right in any other Person, including, without limitation, any employees of the Company or its subsidiaries, any participant in any Benefit Plan or any beneficiary thereof.

    6.3 Full Access. From and after the Closing Date, Purchaser shall cause the Company and its subsidiaries to afford Seller and its counsel, accountants and other authorized representatives, with 2 days' prior notice, reasonable access during normal business hours (when accompanied by an authorized representative of the Company or its subsidiaries, as the case may be) to the respective premises, properties, personnel, books and records of the Company and its subsidiaries and any other assets or information that Seller reasonably deems necessary to prepare the Closing Balance Sheet and any report or return required to be filed by Seller (but so as not to unduly disrupt the normal course of operations of the Company and its subsidiaries), including, without limitation, any tax return. Personnel of the Company and its subsidiaries shall assist Seller in the preparation of the Closing Balance Sheet. Respecting the preparation of the Closing Balance Sheet, Seller shall not be obligated to compensate such personnel, Purchaser, the Company or its subsidiaries for such assistance.

    6.4 Insurance. Purchaser shall cause the Company and its subsidiaries to maintain, with reputable, financially sound insurance companies (rated at least A- by A.M. Best & Co.), insurance to such extent and against such hazards and liabilities as is customarily maintained by companies similarly situated (and, in any event, such insurance as may be required by Law or governmental regulation or any court order or decree) and to include Seller or its designee as an additional insured on such policies. At the Closing, and annually thereafter until the third anniversary of the Closing Date, Purchaser shall deliver to Seller certificates of insurance evidencing such coverage and showing Seller or its designee as an additional insured.

    6.5    Use of Name.  Purchaser shall cause the
Company and each of its subsidiaries to refrain from using the name "Elgin" or any derivation thereof.


ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS
OF PURCHASER

    The obligation of Purchaser to purchase the Stock is, at the option of Purchaser, subject to satisfaction of each of the following conditions precedent on or before the Closing Date:

    7.1 Warranties True. The representations and warranties of Seller contained herein shall be true in all material respects.

    7.2    Compliance with Agreements and Covenants.
Seller shall have performed and complied with, in all material respects, its obligations and agreements hereunder.

    7.3    Consents and Approvals.  Consents and
approvals in writing shall have been received by Seller from any governmental authorities, lenders, lessors or other persons whose consent and approval is required for the consummation of the transactions contemplated hereby; provided, that, with respect to the HSR Act and the consent decree listed in Schedule 3.1, all required notice and waiting periods shall have expired or been waived.

    7.4    Injunctions.  No court or governmental
authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby and no suit shall have been instituted seeking the same.

    7.5 Deliveries by Seller. Seller shall have effected the deliveries required pursuant to Section 9.2 below.

    7.6 Continental Releases. Continental shall have delivered all appropriate UCC-3 termination statements evidencing its release of its security interests in the assets of the Company and its subsidiaries and Elgin or Continental shall have delivered a written undertaking to have Continental release any lien filing it may have against patent or trademark registrations or applications.


ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

    The obligations of Seller under this Agreement are, at the option of Seller, subject to the satisfaction of the following conditions precedent on or before the Closing
Date:

    8.1 Warranties True. The representations and warranties of Purchaser contained herein shall be true in all material respects.

    8.2    Compliance with Agreements and Covenants.
Purchaser shall have performed and complied with, in all material respects, its obligations and agreements hereunder.

    8.3    Consents and Approvals.  Consents and
approvals in writing shall have been received by Purchaser from any governmental authorities, lenders, lessors or other persons whose consent and approval is required for the consummation of the transactions contemplated hereby; provided, that, with respect to the HSR Act and the consent decree listed in Schedule 3.1, all required notice and waiting periods shall have expired or been waived.

    8.4    Injunctions.  No court or governmental
authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby and no suit shall have been instituted seeking the same.

    8.5 Deliveries by Purchaser. Purchaser shall have effected the deliveries required pursuant to Section 9.3 below.

    8.6 Continental Releases. Continental shall have delivered all appropriate UCC-3 termination statements evidencing its release of its security interests in the assets of the Company and its subsidiaries.

ARTICLE IX

CLOSING

    9.1 Closing. The Closing shall take place at the offices of Mayer, Brown & Platt, 190 South LaSalle Street,
Chicago, Illinois 60603 at 10:00 A.M. on April 5, 1995 (the
"Closing Date").

    9.2 Seller's Deliveries. At the Closing, Seller shall deliver to Purchaser:

    (a) the opinion of Mayer, Brown & Platt, dated the Closing Date, in the form of Exhibit D attached hereto;

    (b) certificates evidencing the Stock and all of the issued and outstanding shares of capital stock of the Company's subsidiaries, and with respect to the Stock, duly endorsed in blank or accompanied by duly executed stock powers;

    (c)    the stock record book, minute book and seal
(if any) of the Company and all of its subsidiaries;

    (d)    resignations of the Company's and its
subsidiaries' respective Boards of Directors;

    (e) a duly executed assignment to the Company, in the form and substance of Exhibit E-1 attached hereto, of Seller's rights under Section 11 of the Jupiter Stock
Purchase Agreement but only to the extent that such rights relate to the non-competition, confidentiality and non-solicitation obligations of Jupiter thereunder with respect to the business, information and employees of the Company or any of its subsidiaries;

    (f) a duly executed assignment to the Company, in the form and substance of Exhibits E-2 and E-3 attached hereto, of Seller's rights under the Jamison Noncompetition Agreement and the Ross Noncompetition Agreement, but only to the extent that such rights relate to the noncompetition, confidentiality and nonsolicitation obligations of C.H. Jamison and Edward Ross with respect to the business, information and employees of the Company and its subsidiaries; and

    (g) a certificate, signed by an executive officer of Seller, certifying that the representations and warranties of Seller contained herein are true in all material respects; and

    (h) any other items required to be delivered by Seller under the terms and provisions of this Agreement.

    9.3    Purchaser's Deliveries.  At the Closing, the
Purchaser shall deliver to Seller:

    (a) confirmation of the wire transfers of same-day funds as required by Section 2.2;

    (b)    the opinion of Holleb & Coff, dated the
Closing Date, in the form of Exhibit F attached hereto;

    (c)    a waiver, in the form and substance of
Exhibit G attached hereto, whereby the Purchaser, on its behalf and on behalf of the Company and its subsidiaries, waives any claim that it may have against Jupiter with respect to the business or assets of the Company or any of its subsidiaries, whether any such claim arises under statute, common law or otherwise (it being understood that Seller will receive such waiver as agent for Jupiter and deliver such waiver to Jupiter);

    (d) a certificate, signed by an executive officer of Purchaser, certifying that the representations and warranties of Purchaser contained herein are true in all material respects; and

    (e) any other items to be delivered by Purchaser under the terms and provisions of this Agreement.


ARTICLE X

SURVIVAL AND INDEMNIFICATION

    10.1 Survival. The representations and warranties of the parties contained herein or in any certificate or writing delivered pursuant hereto shall survive the Closing for a period of 18 months after the Closing Date; provided, however, that (a) the representations and warranties of Seller set forth in Section 3.12 shall survive the Closing for the period of the applicable statute of limitations for tax claims; (b) the representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.3 and 3.4 hereof shall survive the Closing forever; and (c) the representations and warranties of Seller set forth in Sections 3.20(c) and (d) shall survive the Closing for a period of four (4) years after the Closing Date, except with respect to any Use or proceeding referred to therein that gives rise to a violation of or Loss under any Environmental Law on the Real Property. No claim may be made under this Agreement or otherwise based upon any alleged breach of any representations or warranties, whether for indemnification or otherwise, unless written notice of such claim, in reasonable detail, is given to Purchaser or to Seller, as the case may be, on or prior to the expiration of the survival period set forth above with respect to the representation and warranty on which such claim is based.

    10.2 Indemnification by Seller. Subject to the terms of this Section 10.2, Seller agrees to indemnify, defend and hold harmless Purchaser, its officers, directors, affiliates, successors and assigns against any and all Losses suffered by Purchaser or such persons or entities to the extent that such Losses, combined with any Trademark Losses (as defined below) incurred pursuant to the following paragraph, exceed $125,000 in the aggregate and (w) result from any obligation imposed on Purchaser, the Company or its subsidiaries under the Jupiter Stock Purchase Agreement, the Jamison Noncompetition Agreement or the Ross Noncompetition Agreement, (x) are caused by any breach of the representations, warranties, covenants and agreements of Seller set forth in this Agreement (provided, that no claim for a breach of any representation, warranty, covenant or agreement may be made with respect to any such breach that does not cause a Loss in excess of $5,000, exclusive of attorney's fees, court costs and costs of litigation), (y) result from any tax liability of the Company arising under Treas. Reg. 1.1502-6 or any similar provision under state law, or (z) result from any Third Party Action in connection with (i) any Use, on or before the Closing Date, of Hazardous Materials by the Company or any current or former Company subsidiary or affiliate, but only to the extent that such Use does not relate to matters disclosed in the Reports which result in a Loss on the Real Property arising under any Environmental Law or (ii) any act or omission by any person or entity, which occurred at any time on or before the Closing Date, which may be subject to any Environmental Law and which concerns any Company Facility, including, but not limited to, disposal at any location of Hazardous Materials; provided, however, that the indemnification described in clause 10.2(z) shall not apply with respect to any Losses relating to the presence of Hazardous Materials at or under the Rockford Facility unless Seller is in breach of Seller's representation set forth in Section 3.20(e) of this Agreement; provided, further, however, that (a) the aggregate liability of Seller to Purchaser under this
Section 10.2 or otherwise under this Agreement or at law or in equity shall not exceed $5,000,000; and provided, further, that the aggregate liability of Seller to Purchaser under this Section 10.2 or otherwise under this Agreement or at law or in equity with respect to matters described in clauses 10.2(x) and 10.2(y) above shall not exceed $2,400,000; and (b) any indemnity under this Section 10.2 shall be (i) on an actual after-tax basis and (ii) reduced by amounts recovered (net of actual expenses incurred) by the Company or its subsidiary, HMO, Inc., from Household pursuant to the Household Stock Purchase Agreement. The indemnification provided by this Section 10.2 shall not apply in the case of any breach of any representation or warranty of which Purchaser was aware prior to the Closing. The rights and remedies set forth in this Article X shall constitute the exclusive rights and remedies of Purchaser and its affiliates against Seller with respect to this Agreement, the events giving rise to this Agreement and the transactions contemplated herein.

    Subject to the proviso in the preceding paragraph limiting the liability of Seller under this Section 10.2 to $5,000,000, Seller agrees to indemnify, defend and hold harmless Purchaser, its officers, directors, affiliates, successors and assigns against any and all (i) penalties, fines, costs of litigation or other contested proceedings (including, without limitation, court costs and reasonable attorneys' fees) and damages, royalties or other similar amounts paid to third parties and (ii) expenses incurred by the Company or its affiliates in connection with repackaging, redesigning or modifying the products or production facilities of the Company (collectively, "Trademark Losses"), in each case arising as a result of claims by third parties alleging unfair competition, infringement or dilution of the intellectual property rights of such third parties and relating to the use by the Company of (x) the registered trademark "THORSEN & Design" (Registration No. 665,346), (y) the trademark "GC ELECTRONICS & Design" (Application pending, Application Serial No. 74/530,956) or (z) the name "Thorsen Tool" from and after the Closing Date; provided, that no claim for indemnification may be made under this paragraph unless written notice of such claim, in reasonable detail, is given to Seller on or prior to the third anniversary of the Closing Date; and provided, further, that the $5,000 threshold referred to in the foregoing paragraph shall not apply to claims for indemnification made pursuant to this paragraph; and provided, further, that Seller shall have no indemnification obligation under this paragraph except to the extent that the Trademark Losses suffered by Seller and such other indemnified parties, together with Losses incurred by such parties pursuant to the preceding paragraph, exceed $125,000 in the aggregate.

    No claim for matters described in clause 10.2(z) above may be made under this Section 10.2 unless: (a) the Third Party Action on which such claim is based is initiated by the pertinent Third Party on or before the third anniversary of the Closing Date, and Purchaser has given written notice to Seller of such initiation within 30 days of Purchaser, the Company or any of their employees or affiliates becoming aware of such initiation, and (b) on or before the fourth anniversary of the Closing Date, Seller, Purchaser, the Company or one of its subsidiaries or affiliates receives a written communication concerning such Third Party Action upon which the claim is based, which communication is not the result of any communication initiated by or on behalf of Purchaser, the Company or their subsidiaries or affiliates, and Purchaser has given written notice to Seller of the receipt of such communication within 30 days of the receipt of same by Purchaser, the Company or any of their employees. With respect to any claim for matters described in clause 10.2(z) above, Purchaser shall consult with Seller regarding the action to be taken and the costs thereof and shall use its commercially reasonable efforts to cause such action to be taken in a cost-efficient manner.

    Purchaser shall promptly notify Seller in writing of all matters which may give rise to the right to indemnification hereunder. If Seller does not receive notice of any matter known to Purchaser and as to which Purchaser is entitled to indemnification hereunder in time to contest the determination of any such liability, Seller shall not be obligated to indemnify Purchaser with respect thereto. Seller shall have the right: (a) with the consent of Purchaser which shall not be unreasonably withheld or delayed, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled; and (b) to defend through counsel of its own choosing, at its own expense, any action which may be brought by a third party in connection therewith, provided, however, that Purchaser shall have the right to have its counsel participate fully in such defense at its own expense. Purchaser and Seller shall keep each other reasonably informed of the progress of any litigation or settlement negotiations with third parties in connection with a matter indemnified against hereunder. Purchaser and Seller shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a third party.

    10.3 Indemnification by Purchaser. Purchaser agrees to indemnify, defend and hold harmless Seller, its officers, directors affiliates, successors and assigns against any and all Losses suffered by Seller or such persons or entities, to the extent that such Losses (i) arise out of or are based upon any breach of the representations, warranties, covenants and agreements of Purchaser set forth in this Agreement (provided, that no claim for a breach of any representation, warranty, covenant or agreement may be made with respect to any such breach that does not cause a Loss in excess of $5,000, exclusive of attorney's fees, court costs and costs of litigation), or
(ii) arise out of or are based upon the operation of the respective businesses of the Company or any of its subsidiaries from and after the Closing Date; provided, however, that any indemnity under this Section 10.3 shall be on an actual after-tax basis. Respecting Losses arising from breaches of the representations and warranties set forth in Sections 4.1 through 4.6, the indemnification provided above shall apply only to the extent that such Losses exceed $125,000 in the aggregate and do not exceed $2,400,000 in the aggregate.

    Seller shall promptly notify Purchaser in writing of all matters which may give rise to the right to indemnification hereunder. If Purchaser does not receive notice of any matter known to Seller and as to which Seller is entitled to indemnification hereunder in time to contest the determination of any such liability, Purchaser shall not be obligated to indemnify Seller with respect thereto. Purchaser shall have the right: (a) with the consent of Seller, which shall not be unreasonably withheld or delayed, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled; and
(b) to defend, through counsel of its own choosing, at its own expense, any action which may be brought by a third party in connection therewith, provided, however, that Seller shall have the right to have its counsel participate fully in such defense at its own expense. Purchaser and Seller shall keep each other reasonably informed of the progress of any litigation or settlement negotiations with third parties in connection with a matter indemnified against hereunder. Purchaser and Seller shall permit each other reasonable access to books and records and otherwise cooperate with any indemnifiable matter resulting from a claim by a third party.

    10.4 Calculations. The amount of indemnity payable under Section 10.2 or Section 10.3 above shall be reduced by
(a) proceeds received by the indemnified party from insurance policies or other indemnities covering the damage, loss, liability or expense that is the subject of the claim for indemnity and (b) the actual realized tax benefit to the indemnified party resulting from the damage, loss, liability or expense that is the subject of the indemnity and of the indemnity payment itself. For purposes of this Section 10.4, an actual realized tax benefit is an actual reduction in taxes payable or a refund of taxes previously paid. To the extent that an actual tax benefit is realized in a tax year other than the year in which the indemnity is paid, the indemnified party shall make a payment to the indemnifying party in the amount of such actual tax benefit in the tax year in which it is realized.


    ARTICLE XI

[INTENTIONALLY OMITTED]


    ARTICLE XII

TAXES

    12.1   Filing Tax Returns; Payment of Taxes.

    (a) As soon as practicable after the Closing Date, Seller and the Company will prepare and file all appropriate tax returns for the operations of the Company and its subsidiaries for all periods ending on or before the Closing Date, including, for those jurisdictions and tax authorities that permit or require a short period tax return, for the period ending on the Closing Date. Without undue disruption to the Company's operations, Purchaser shall cause the Company to cooperate fully and promptly in connection with Seller's preparation and filing of such returns. The books and records of Seller, the Company and its subsidiaries will be maintained, and the Federal, state and other income tax returns of the Elgin Consolidated Group will be filed, so as to accurately reflect the operations of the Company and its subsidiaries through the end of the Closing Date, and to accurately reflect the consequences of an election under
Section 338(h)(10) of the Code with respect to the Company. All gain or loss resulting from such election will be properly reported on the income tax returns of the Elgin Consolidated Group and all income taxes attributable thereto will be paid by the Elgin Consolidated Group. Seller shall have no responsibility for filing any tax return for the operations of the Company for any period ending after the Closing Date.

    (b) Except as any such refund is reflected on the Closing Balance Sheet, Seller shall be entitled to any refunds of Taxes (including interest received thereon) paid with respect to the operations of the Company and its subsidiaries for any period included in the Seller Tax Period. Purchaser shall be entitled to all other refunds of Taxes (including interest received thereon) with respect to the operations of the Company and its subsidiaries. Refunds to which Seller is not entitled shall be retained by the Company or its subsidiaries, and shall not be paid to Seller, and if received by Seller, shall be paid over to Purchaser within three (3) business days after receipt. Purchaser shall cause the Company and its subsidiaries to cooperate, at no cost to Purchaser, with Seller in any petition for or proceeding relating to any refund.

    12.2 Tax Benefits. If, as the result of a final determination or other action by the IRS or any other taxing authority, the tax liability of the Company or one of its subsidiaries for a period after the Closing Date is increased because of the erroneous timing of an item of income, deduction, or credit which, when corrected, produces a tax benefit available to Seller or any of its affiliates in a tax period including or ending before the Closing Date, Seller shall pay to Purchaser upon its receipt or application of all or any portion of such tax benefit an amount equal to the amount of such tax benefit or portion thereof (including any interest related thereto). If, as the result of a final determination or other action by the IRS or any other taxing authority, the tax liability of the Company or one of its subsidiaries for a period prior to the Closing Date is increased because of the erroneous timing of an item of income, deduction, or credit, which, when corrected, produces a tax benefit available to Purchaser or any of its affiliates in a tax period beginning after the Closing Date, Purchaser shall pay to Seller upon its receipt or application of all or any portion of such tax benefit an amount equal to the amount of such tax benefit or portion thereof (including any interest related thereto).

    12.3   Section 338(h)(10) Election.  Seller
acknowledges that the purchase of the Stock by Purchaser (and the stock of its subsidiaries by virtue of the election under Section 338(h)(10) of the Code) constitutes a "qualified stock purchase" for purposes of Section 338(d)(3) of the Code. Seller and Purchaser agree to join in making an election under Section 338(h)(10) of the Code with respect to the purchase. Seller shall execute, at the request of Purchaser, Internal Revenue Service Form 8023 and shall provide Purchaser with such information reasonably required by Purchaser for purposes of completing such form. Seller shall attach a copy of such Form 8023 to the consolidated Federal income tax return of the Elgin Consolidated Group for the taxable period including the Closing Date and otherwise shall cooperate fully with Purchaser in making the election under Section 338(h)(10) of the Code. The Purchase Price shall be allocated among the assets of the Company and its subsidiaries in accordance with Schedule 12.3 to this Agreement. A draft of Schedule 12.3, estimated as of February 28, 1995, is attached hereto, and a final version of Schedule 12.3 will be agreed upon by the parties, and attached hereto, as soon as practicable after the Closing (which shall be based on the attached estimate). Following the Closing, Purchaser and Seller shall not take any position inconsistent with such allocation (or any adjustment to such allocations) on their respective U.S. Federal, state and local income tax returns and other filings. Any adjustment to the Purchase Price shall be allocated among the assets of the Company and its subsidiaries in accordance with Temp. Treas. Reg. 1.338(b)-3T(d) or Temp. Treas. Reg. 1.338(b)-3T(e),
whichever is applicable.

    12.4 Tax Cooperation. Purchaser and Seller will cooperate fully with each other in connection with (a) the preparation and filing of any Federal, state or local tax returns for the operations of the Company and its subsidiaries within the Seller Tax Period, and (b) any audit examination by any government taxing authority of the returns referred to in clause (a). Such cooperation shall include, without limitation, the furnishing or making available of records, books of account or other materials of the Company and its subsidiaries necessary or helpful for the defense against assertions of any taxing authority as to any tax returns which include operations of the Company and its subsidiaries within the Seller Tax Period. Seller shall promptly notify Purchaser and the Company of any proposed adjustment of any item on any tax return of the Elgin Consolidated Group for any period included in the Seller Tax Period, if such proposed adjustment may affect the tax liability of the Company or Purchaser for any period beginning after the close of the Seller Tax Period, including, without limitation, any proposed adjustments to the allocation among assets of the Company and its subsidiaries as the result of any election under Section 338(h)(10) of the Code. Seller shall advise Purchaser of the status of any conferences, meetings and proceedings with tax authorities or appearances before any court pertaining to such adjustment or adjustments, and shall advise Purchaser of the outcome of such proceedings. However, nothing herein shall entitle Purchaser to interfere with Seller's right to make any judgments or to take any actions it deems appropriate in connection with the disposition of any such proposed adjustments.


    ARTICLE XIII

MISCELLANEOUS

    13.1 Expenses. Each party hereto shall bear its own expenses with respect to this transaction.

    13.2 Amendment. This Agreement may be amended, modified or supplemented only in writing signed by each of the parties hereto.

    13.3 Notices. Any written notice to be given hereunder shall be deemed given: (a) when received if given in person or by courier; (b) on the date of transmission if sent by telex, telecopy or other wire transmission (receipt confirmed); (c) three (3) days after being deposited in the U.S. mail, certified or registered mail, postage prepaid; and (d) if sent by a nationally recognized overnight delivery service, the day following the date given to such overnight delivery service (specified for overnight delivery). All notices shall be addressed as follows:

    If to Seller, addressed as follows:

           Elgin National Industries, Inc.
           120 South Riverside Plaza
           Suite 500
           Chicago, Illinois 60606
           Attention:  Wayne J. Conner
           Telephone:  (312) 454-1900
           Facsimile:  (312) 236-2668

           with a copy to:

           Mayer, Brown & Platt
           190 South LaSalle Street
           Chicago, Illinois  60603
           Attention:  Paul W. Theiss, Esq.
           Telephone:  (312) 782-0600
           Facsimile:  (312) 701-7711

    If to Purchaser, addressed as follows:

           Hallmark Holdings, Inc.
           c/o Katy Industries, Inc.
           6300 South Syracuse Way
           Suite 300
           Englewood, Colorado  80111
           Attention:  John R. Prann
           Telephone:  (303) 290-9300
           Facsimile:  (303) 290-9344

           with a copy to:

           Holleb & Coff
           55 East Monroe Street
           Suite 4100
           Chicago, Illinois  60603
           Attention:  Arthur R. Miller, Esq.
           Telephone:  (312) 807-4600
           Facsimile:  (312) 807-3900

    13.4 Waivers. The failure of a party to require performance of any provision hereof shall not affect its right at a later time to enforce the same. No waiver by a party of any term, covenant, representation or warranty contained herein shall be effective unless in writing. No such waiver in any one instance shall be deemed a further or continuing waiver of any such term, covenant, representation or warranty in any other instance.

    13.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    13.6 Headings. The headings preceding the text of Articles and Sections of this Agreement and the Schedules and Exhibits thereto are for convenience only and shall not be deemed part of this Agreement.

    13.7 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws, and not the laws of conflicts, of the State of Illinois.

    13.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided, however, that no assignment of either party's rights or obligations may be made without the written consent of the other party, which consent shall not be unreasonably withheld or delayed.

    13.9 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and those Persons (or categories of Persons) specifically described herein, and, except as aforesaid, no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party.

    13.10 Forum. Each party agrees that any suit, action or proceeding brought by such party against the other in connection with or arising from this Agreement shall be brought solely in the Circuit Court of Cook County or the United States District Court for the Northern District of Illinois, and each party consents to the jurisdiction and venue of each such court.

    13.11  Schedules.  Purchaser agrees that any
disclosure by Seller in any Schedule attached hereto shall constitute a disclosure under each other Schedule referred to herein, whether or not such disclosure is specifically referenced within such other Schedule.

    13.12  Incorporation.  The respective Schedules and
Exhibits attached hereto and referred to herein are incorporated into and form a part of this Agreement.

    13.13  Complete Agreement.  This Agreement
constitutes the complete agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations and understandings.

    13.14  Disclaimer.  Seller disclaims any
representations or warranties to Purchaser except as specifically set forth in this Agreement. In particular, Seller disclaims any representation or warranty with respect to any information concerning the Company or any of its subsidiaries not expressly represented and warranted to in this Agreement, including, without limitation, (a) the information set forth in (i) the Confidential Information Memorandum distributed by BHC with respect to the Company, or (ii) that certain slide presentation given to Purchaser or copies of such slides delivered to Purchaser or (b) any financial projection or forecast relating to the Company or any of its subsidiaries. With respect to any such projection or forecast delivered by or on behalf of Seller to Purchaser, Purchaser acknowledges that (x) there are uncertainties inherent in such projections and forecasts and
(y) Purchaser is familiar with such uncertainties and takes full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts; provided, however, that Seller in no way limits the representations, warranties, covenants or other agreements made by Seller hereunder. Purchaser shall have no claim against Seller, and Seller shall have no liability to Purchaser, with respect to any such disclaimed information, including, without limitation, the Confidential Information Memorandum, the slide presentation given to Purchaser or copies of such slides delivered to Purchaser or any financial projection or forecast relating to the Company or any of its subsidiaries.

    13.15 Knowledge Defined. For purposes of this Agreement, (a) the term "Knowledge of Seller" or variations thereof shall be limited to the actual knowledge of those individuals and entities listed on Schedule 13.15(a) and (b) the term "Knowledge of Purchaser" or variations thereof shall be limited to the actual knowledge of those individuals and entities listed on Schedule 13.15(b).


    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on April 5, 1995.

                      ELGIN NATIONAL INDUSTRIES, INC.



                      By:
                      Name:
                      Title:


                      HALLMARK HOLDINGS, INC.



                      By:
                      Name:
                      Title:

 AGREEMENT OF ELGIN NATIONAL INDUSTRIES, INC.


     Seller, for itself and on behalf of its shareholders, successors and assigns, hereby covenants and agrees not to liquidate, dissolve, or otherwise go out of existence for a period of four (4) years following the Closing Date without making adequate arrangements for satisfaction of its obligations hereunder.


                     ELGIN NATIONAL INDUSTRIES, INC.


                     By:
                        Name:
                        Title:




AGREEMENT OF HALLMARK HOLDINGS, INC.


     Purchaser, for itself and on behalf of its shareholders, successors and assigns, hereby covenants and agrees not to liquidate, dissolve, or otherwise go out of existence for a period of four (4) years following the Closing Date without making adequate arrangements for satisfaction of its obligations hereunder.


                              HALLMARK HOLDINGS, INC.


                              By:
                                 Name:
                                 Title: